UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A1

                    Under the Securities Exchange Act of 1934
                              (Amendment No.  1  )*

                            National Data Corporation
                                (Name of Issuer)

                         Common Stock, Par Value $0.125
                         (Title of Class of Securities)

                                    635621105
                                 (CUSIP Number)

                              Stephen J. Carl, Esq.
                                1100 Chase Square
                            Rochester, New York 14604
                                 (716) 325-6880
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                February 29, 2000
            (Date of Event which Requires Filling of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [x].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1   This  Schedule  13D/A  amends  the  Schedule  13D  filed by Manning & Napier
    Advisors,  Inc.  and  William  Manning  on      December  21,  1999.

                                  SCHEDULE 13D

CUSIP  No.  635621105

1    NAME  OF  REPORTING  PERSON
       S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
       Manning  &  Napier  Advisors,  Inc  IRS  #16-0995736

2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*    (a)  [   ]
                                                                   (b)  [   ]

3    SEC  USE  ONLY

4    SOURCE  OF  FUNDS*
       00

5    CHECK  BOX  IF  DISCLOSURE  OF  LEGAL  PROCEEDINGS  IS  REQUIRED
       PURSUANT  TO  ITEMS  2  (d)  OR  2  (e)                         [   ]

6    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
       New  York




Number of Shares
Beneficially Owned
By each Reporting
Person with: . . .    7  SOLE VOTING POWER         2,803,650
                      8  SHARED VOTING POWER             -0-
                      9  SOLE DISPOSITIVE POWER    3,092,525
                     10  SHARED DISPOSITIVE POWER        -0-



11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
        PERSON        3,092,525

12    CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)  EXCLUDES
        CERTAIN  SHARES*
[  ]

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)      9.4%

14    TYPE  OF  REPORTING  PERSON*   IA


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP  No.  635621105

1    NAME  OF  REPORTING  PERSON
      S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
      William  Manning    SS  ####-##-####

2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*     (a)  [   ]

(b)  [   ]

3    SEC  USE  ONLY

4    SOURCE  OF  FUNDS*
      PF,  00

5    CHECK  BOX  IF  DISCLOSURE  OF  LEGAL  PROCEEDINGS  IS  REQUIRED
      PURSUANT  TO  ITEMS  2  (d)  OR  2  (e)                  [   ]

6    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      New  York



Number of Shares
Beneficially Owned
By each Reporting
Person with: . . .    7  SOLE VOTING POWER         3,003,650
                      8  SHARED VOTING POWER             -0-
                      9  SOLE DISPOSITIVE POWER    3,292,525
                     10  SHARED DISPOSITIVE POWER        -0-



11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
        PERSON    3,292,525

12    CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)  EXCLUDES
        CERTAIN  SHARES*
[   ]

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)      10%

14    TYPE  OF  REPORTING  PERSON*  IN,  IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP  No.  635621105

Item  1.    Security  and  Issuer

     The securities to which this statement relates are the shares of common stock, $0.125 per share par value (the "Shares"), of National Data Corporation, a Georgia corporation (the "Company"). The principal executive offices of the Company are located at National Data Plaza, Atlanta, Georgia 30329-2010

Item  2.    Identity  and  Background

     (a),  (b)  and (c)  This statement is being filed by the following persons:
Manning & Napier Advisors, Inc. ("MNA"), a New York Corporation, and William Manning. MNA and Mr. Manning are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons".

     MNA is a registered investment adviser and is principally engaged in the business of providing investment management services to various clients (the "Clients") who consist of pension funds, corporations, individuals, and other private investment accounts. MNA also provides investment management services to Clients of Exeter Trust Company, a New Hampshire chartered trust company ("Exeter Trust"), to the Exeter Fund, Inc., a mutual fund company ("Exeter Fund"), and Clients of Manning & Napier Advisory Advantage Corporation, a registered investment adviser ("AAC"). The business address and principal executive offices of MNA are 1100 Chase Square, Rochester, New York 14604.

     Mr. Manning is the President of MNA and his business address is 1100 Chase Square, Rochester, New York 14604. Mr. Manning also is the majority shareholder of MNA. In addition, Mr. Manning is President of Exeter Fund, a Managing Member of Manning & Napier Capital, LLC, which is the majority shareholder of Exeter Trust, and the majority shareholder of AAC.

     Fonda L. Herrick is the Corporate Secretary of MNA and her business address is 1100 Chase Square, Rochester, New York 14604.

     B. Reuben Auspitz is the Executive Vice President/Director of MNA and business address is 1100 Chase Square, Rochester, New York 14604.

     Jeffrey A. Herrmann is the Director of MNA and his business address is 1100 Chase Square, Rochester, New York 14604.

     Beth Ann H. Galusha is the Chief Financial Officer of MNA and her business address is 1100 Chase Square, Rochester, New York 14604.

     Francis J. Ward is the Sr. Vice President of MNA and his business address is 1100 Chase Square, Rochester, New York 14604.

     The shares to which this Schedule 13D relates are owned directly by the Clients of MNA, Clients of AAC, Clients of Exeter Trust, one or more Series of the Exeter Fund and/or by Mr. Manning, individually.

     (d) and (e) During the last five years, none of the persons identified in this Item 2 has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), or has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

     (f) Each natural person identified in this Item 2 is a citizen of the United States.

Item  3.     Source  and  Amount  of  Funds  or  Other  Consideration.

     The aggregate purchase price of the 2,649,283 Shares owned beneficially by Clients of MNA was $93,916,742.29 inclusive of brokerage commissions.

     The aggregate purchase price of the 216,650 Shares owned beneficially by Clients of Exeter Trust was $7,452,088.97 inclusive of brokerage commissions.

     The aggregate purchase price of the 78,025 Shares owned beneficially by Exeter Fund was $2,817,951.10 inclusive of brokerage commissions.

     The aggregate purchase price of the 148,567 Shares owned beneficially by the Clients of AAC was $5,116,334.88 inclusive of brokerage commissions.

     The aggregate purchase price of the 200,000 Shares owned directly by Mr. Manning, individually, was $6,761,375 inclusive of brokerage commissions.

The Reporting Persons have acquired shares of Common Stock from time to time in open market transactions. In all cases, the Common stock was purchased with funds obtained from the Clients of MNA, funds obtained from the Clients of AAC, Clients of Exeter Trust funds from one or more Series of Exeter Fund and/or Mr. Manning.

Item  4.     Purpose  of  Transaction.

     From time to time, MNA has acquired Shares in the ordinary course of business for investment purposes and has held Shares in such capacity.

     On October 6, 1999, representatives of MNA met with management of the Company to discuss the Company's performance since the inception of MNA's investment in late 1997. In particular, MNA expressed its views concerning potential alternatives that it believed management should consider to maximize value for all shareholders of the Company. Following this meeting by a letter dated December 15, 1999 (a copy of which was attached as an exhibit to the Schedule 13D filed December 21, 1999), MNA requested that the Company explore strategic alternatives for maximizing shareholder value, including a sale, spin-off, or split-off of some or all of the Company's business units.

     In addition to the foregoing, MNA may consider the feasibility and advisability of various alternative courses of action with respect to its investment in the Company, and MNA reserves the right, subject to applicable law, (i) to hold its Shares as a passive investor or as an active investor (whether or not as a member of a "group" with other beneficial owners of Shares or otherwise), (ii) to acquire beneficial ownership of additional Shares in the open market, in privately negotiated transactions or otherwise, (iii) to dispose of all or part of its holdings of Shares, (iv) to take other actions which could involve one or more of the types of transactions or have on or more of the results described in Item 4 of this Schedule 13D, or (v) to change its intention with respect to any or all of the matters referred to in this Item 4. MNA's decisions and actions with respect to such possibilities will depend upon a number of factors, including, but not limited to, the actions of the Company, market activity in the Shares, an evaluation of the Company and its prospects, general market and economic conditions, conditions specifically affecting MNA and other factors which MNA may deem relevant to its investment decisions.

     Except as set forth herein, no contract, arrangement, relationship or understanding (either oral or written) exists among the Reporting Persons as to the acquisition, disposition, voting or holding of Shares. Except as set forth herein, no Reporting Person has any present plan or proposal that would result in or relate to any of the transactions required to be described in Item 4 of
Schedule  13D.

Item  5.     Interest  In  Securities  of  Issuer.

     (a) and (b) As of February 29, 2000, the Clients of MNA, the series of the Exeter Fund, the Clients of Exeter Trust and the Clients of AAC, owned beneficially 2,649,283, 78,025, 216,650, and 148,567 Shares, respectively, representing approximately 8.1%, 0.2%, 0.7%, and 0.5%, respectively, the 32,906,381 Shares outstanding as of January 5, 2000, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1999 (the "Form 10-Q").

     As of February 29, 2000, MNA in its capacity as investment manager had sole voting power with respect to 2,803,650 Shares owned beneficially by the Clients of MNA, Clients of AAC, Clients of Exeter Trust and one or more Series of the Exeter Fund, representing approximately 8.5% of the 32,906,381 Shares outstanding as of January 5, 2000, as reported in the Form 10-Q.

     As of February 29, 2000, MNA in its capacity as investment manager had sole dispositive power with respect to 3,092,525 Shares owned beneficially by the Clients of MNA, Clients of AAC, Clients of Exeter Trust and one or more Series of the Exeter Fund, representing approximately 9.4% of the 32,906,381 Shares outstanding as of January 5, 2000, as reported in the Form 10-Q.

        As of February 29, 2000, Mr. Manning, as President and the majority shareholder of MNA, had sole voting power with respect to 2,803,650 Shares owned beneficially by MNA, representing approximately 8.5 % of the 32,906,381 Shares outstanding as of January 5, 2000, as reported in the Form 10-Q.

     As of February 29, 2000, Mr. Manning, as President and the majority shareholder of MNA, had sole dispositive power with respect to 3,092,525 Shares owned beneficially by MNA, representing approximately 9.4 % of the 32,906,381
Shares  outstanding  as  of  January  5,  2000,  as  reported  in the Form 10-Q.

     As of February 29, 2000, Mr. Manning, in his individual capacity, had sole voting and dispositive power with respect to 200,000 Shares owned directly by Mr. Manning, representing approximately 0.6 % of the 32,906,381 Shares outstanding as of January 5, 2000, as reported in the Form 10-Q.

(c) Information with respect to all transactions in the Shares beneficially owned by the Reporting Persons which were effected during the past sixty days is set forth in Schedule A hereto and incorporated herein by reference.

(d)     None.

(e)     Not  applicable.

Item  6.     Contracts,  Arrangements,  Understandings  or  Relationships  With
Respect  to              Securities  of  the  Issuer.
          Except as set forth in Item 4 of this Schedule 13D, none of the Reporting Persons has any contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of profits, division of profits or losses, or the giving or withholding of proxies.


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



             Dated:  March  2,  2000     By:     Manning & Napier Advisors, Inc.

     By:  William  Manning

     /s/  William  Manning
     William  Manning
     President

     By:  William  Manning

     /s/  William  Manning
     William  Manning,  individually

                                   Schedule A

                    INFORMATION WITH RESPECT TO TRANSACTIONS
                        OF THE REGISTRANT'S COMMON STOCK
                           DURING THE PAST SIXTY DAYS

              AAC = Manning & Napier Advisory Advantage Corporation
                      MNA = Manning & Napier Advisors, Inc.
                              WM = William Manning
                             EF = Exeter Fund, Inc.
                           ETC = Exeter Trust Company



            Number of Shares
Settlement  of Common Stock     Price
   Date     Sold /1/          Per Share  Ownership
01/07/2000  600. . . . . . .   32.18750  ETC
01/07/2000  2,400. . . . . .   32.18750  ETC
01/07/2000  7,100. . . . . .   32.18750  ETC
01/10/2000  100. . . . . . .   32.37500  MNA
01/14/2000  125. . . . . . .   32.81250  MNA
01/14/2000  25 . . . . . . .   32.87500  ETC
01/14/2000  100. . . . . . .   32.87500  ETC
01/14/2000  600. . . . . . .   32.87500  ETC
02/02/2000  350. . . . . . .   32.50000  AAC
02/02/2000  2,300. . . . . .   32.68750  AAC
02/04/2000  400. . . . . . .   32.37500  AAC
02/04/2000  75 . . . . . . .   32.43750  AAC
02/14/2000  50 . . . . . . .   38.25000  MNA
 02/29/200  200. . . . . . .   32.12500  ETC




/1/  All  transactions  were  effected  through  the  New  York  Stock Exchange.

                    INFORMATION WITH RESPECT TO TRANSACTIONS
                        OF THE REGISTRANT'S COMMON STOCK
                           DURING THE PAST SIXTY DAYS

              AAC = Manning & Napier Advisory Advantage Corporation
                      MNA = Manning & Napier Advisors, Inc.
                              WM = William Manning
                             EF = Exeter Fund, Inc.
                           ETC = Exeter Trust Company




            Number of Shares
Settlement  of Common Stock     Price
   Date     Sold /1/          Per Share  Ownership
01/05/2000  200. . . . . . .   32.81250  MNA
01/06/2000  850. . . . . . .   33.75000  MNA
01/07/2000  75 . . . . . . .   32.18750  MNA
01/07/2000  600. . . . . . .   32.18750  MNA
01/07/2000  7,100. . . . . .   32.18750  MNA
01/07/2000  2,400. . . . . .   32.18750  MNA
01/10/2000  375. . . . . . .   32.25000  MNA
01/10/2000  200. . . . . . .   32.25000  MNA
01/10/2000  25 . . . . . . .   32.25000  MNA
01/12/2000  50 . . . . . . .   32.93750  MNA
01/12/2000  175. . . . . . .   32.43750  MNA
01/13/2000  2,900. . . . . .   33.93750  MNA
01/13/2000  400. . . . . . .   34.00000  MNA
01/18/2000  150. . . . . . .   34.06250  MNA
01/18/2000  450. . . . . . .   33.00000  MNA
01/19/2000  500. . . . . . .   34.62500  MNA
01/19/2000  175. . . . . . .   35.00000  MNA
01/20/2000  550. . . . . . .   34.31250  MNA
01/21/2000  250. . . . . . .   33.43750  MNA
01/24/2000  700. . . . . . .   33.56250  AAC
01/25/2000  125. . . . . . .   32.93750  MNA
01/25/2000  75 . . . . . . .   33.00000  MNA
01/25/2000  275. . . . . . .   32.87500  MNA
01/25/2000  300. . . . . . .   33.00000  MNA
01/25/2000  150. . . . . . .   32.93750  MNA
01/25/2000  1,000. . . . . .   32.93750  MNA
01/25/2000  100. . . . . . .   33.00000  MNA
01/26/2000  75 . . . . . . .   32.75000  MNA
01/26/2000  300. . . . . . .   32.81250  MNA
01/26/2000  500. . . . . . .   32.68750  AAC
01/27/2000  1,150. . . . . .   35.18750  MNA
01/27/2000  100. . . . . . .   35.12500  MNA
01/27/2000  300. . . . . . .   34.87500  AAC
01/27/2000  550. . . . . . .   36.43750  MNA
01/31/2000  175. . . . . . .   34.93750  MNA
01/31/2000  200. . . . . . .   34.93750  MNA
01/31/2000  4,600. . . . . .   35.10320  AAC
01/31/2000  2,300. . . . . .   35.27720  AAC
01/31/2000  100. . . . . . .   34.81250  MNA
02/01/2000  225. . . . . . .   34.31250  MNA
02/01/2000  1,000. . . . . .   33.50000  MNA
02/01/2000  100. . . . . . .   33.43750  MNA
02/01/2000  25 . . . . . . .   33.37500  MNA
02/01/2000  2,750. . . . . .   34.01700  MNA
02/03/2000  50 . . . . . . .   34.93750  MNA
02/03/2000  350. . . . . . .   32.12500  MNA
02/04/2000  2,000. . . . . .   32.12500  MNA
02/04/2000  250. . . . . . .   32.37500  MNA
02/04/2000  200. . . . . . .   32.37500  MNA
02/04/2000  375. . . . . . .   33.06250  MNA
02/04/2000  400. . . . . . .   32.18750  MNA
02/04/2000  425. . . . . . .   32.12500  MNA
02/07/2000  650. . . . . . .   33.18750  MNA
02/07/2000  100. . . . . . .   33.25000  MNA
02/07/2000  100. . . . . . .   33.37500  AAC
02/07/2000  400. . . . . . .   33.06250  AAC
02/07/2000  250. . . . . . .   33.06250  AAC
02/08/2000  1,300. . . . . .   33.37500  MNA
02/08/2000  1,400. . . . . .   33.09380  MNA
02/08/2000  600. . . . . . .   33.09380  MNA
02/10/2000  25 . . . . . . .   35.25000  AAC
02/10/2000  50 . . . . . . .   33.62500  MNA
02/10/2000  75 . . . . . . .   35.06250  MNA
02/11/2000  125. . . . . . .   39.18750  AAC
02/14/2000  100. . . . . . .   38.25000  MNA
02/14/2000  50 . . . . . . .   38.37500  MNA
02/14/2000  300. . . . . . .   39.00000  MNA
02/17/2000  75 . . . . . . .   36.37500  AAC
02/17/2000  75 . . . . . . .   37.25000  AAC
02/18/2000  25 . . . . . . .   36.62500  MNA
02/18/2000  150. . . . . . .   36.62500  MNA
02/18/2000  250. . . . . . .   36.62500  MNA
02/18/2000  150. . . . . . .   36.62500  MNA
02/18/2000  50 . . . . . . .   36.62500  AAC
02/18/2000  50 . . . . . . .   36.62500  MNA
02/18/2000  50 . . . . . . .   36.62500  MNA
02/18/2000  50 . . . . . . .   37.25000  MNA
02/18/2000  50 . . . . . . .   37.25000  MNA
02/18/2000  50 . . . . . . .   36.62500  MNA
02/18/2000  50 . . . . . . .   36.62500  MNA
02/18/2000  400. . . . . . .   36.62500  MNA
02/18/2000  25 . . . . . . .   36.62500  MNA
02/18/2000  100. . . . . . .   36.62500  MNA
02/18/2000  700. . . . . . .   36.62500  MNA
02/18/2000  550. . . . . . .   36.62500  MNA
02/18/2000  600. . . . . . .   36.62500  MNA
02/18/2000  150. . . . . . .   36.62500  MNA
02/18/2000  100. . . . . . .   36.62500  MNA
02/18/2000  50 . . . . . . .   36.62500  MNA
02/18/2000  100. . . . . . .   36.62500  MNA
02/18/2000  100. . . . . . .   36.62500  MNA
02/18/2000  50 . . . . . . .   36.62500  MNA
02/18/2000  250. . . . . . .   36.62500  MNA
02/18/2000  100. . . . . . .   36.43750  AAC
02/18/2000  1,000. . . . . .   36.62500  MNA
02/22/2000  100. . . . . . .   35.50000  MNA
02/22/2000  3,500. . . . . .   35.55710  MNA
02/23/2000  50 . . . . . . .   34.03990  MNA
02/23/2000  150. . . . . . .   34.03990  MNA
02/23/2000  100. . . . . . .   34.03990  MNA
02/23/2000  25 . . . . . . .   34.03990  MNA
02/23/2000  23,400 . . . . .   34.03990  MNA
02/23/2000  50 . . . . . . .   34.03990  AAC
02/23/2000  100. . . . . . .   34.03990  MNA
02/23/2000  50 . . . . . . .   34.03990  MNA
02/23/2000  8,600. . . . . .   34.03990  MNA
02/23/2000  3,900. . . . . .   34.03990  MNA
02/23/2000  700. . . . . . .   34.03990  MNA
02/23/2000  250. . . . . . .   34.75000  AAC
02/23/2000  50 . . . . . . .   34.03990  MNA
02/23/2000  150. . . . . . .   34.03990  MNA
02/23/2000  250. . . . . . .   34.03990  MNA
02/23/2000  25 . . . . . . .   34.03990  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  300. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.43750  AAC
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  400. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  550. . . . . . .   31.53060  MNA
02/24/2000  400. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  1,700. . . . . .   31.53060  MNA
02/24/2000  1,300. . . . . .   31.53060  MNA
02/24/2000  1,700. . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  2,000. . . . . .   31.53060  MNA
02/24/2000  6,200. . . . . .   31.53060  MNA
02/24/2000  24,700 . . . . .   31.53060  MNA
02/24/2000  300. . . . . . .   31.53060  MNA
02/24/2000  400. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  2,100. . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  300. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  250. . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  350. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  1,200. . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  350. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  350. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  300. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  400. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  1,100. . . . . .   31.53060  MNA
02/24/2000  800. . . . . . .   31.53060  MNA
02/24/2000  1,200. . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  800. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  1,000. . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  300. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  350. . . . . . .   31.53060  MNA
02/24/2000  400. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  300. . . . . . .   31.53060  MNA
02/24/2000  600. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  AAC
02/24/2000  300. . . . . . .   31.53060  MNA
02/24/2000  350. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  350. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  1,600. . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  250. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  1,400. . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  250. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  9,300. . . . . .   31.53060  MNA
02/24/2000  900. . . . . . .   31.53060  MNA
02/24/2000  300. . . . . . .   31.53060  MNA
02/24/2000  3,200. . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  1,800. . . . . .   31.53060  MNA
02/24/2000  350. . . . . . .   31.53060  MNA
02/24/2000  600. . . . . . .   31.53060  MNA
02/24/2000  3,100. . . . . .   31.53060  MNA
02/24/2000  450. . . . . . .   31.53060  MNA
02/24/2000  3,100. . . . . .   31.53060  MNA
02/24/2000  8,600. . . . . .   31.53060  MNA
02/24/2000  10,300 . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  800. . . . . . .   31.53060  MNA
02/24/2000  7,200. . . . . .   31.53060  MNA
02/24/2000  250. . . . . . .   31.53060  MNA
02/24/2000  1,500. . . . . .   31.53060  MNA
02/24/2000  700. . . . . . .   31.53060  MNA
02/24/2000  500. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  800. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  350. . . . . . .   31.53060  MNA
02/24/2000  450. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  700. . . . . . .   31.53060  MNA
02/24/2000  550. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  250. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  1,500. . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  9,800. . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  400. . . . . . .   31.53060  MNA
02/24/2000  1,500. . . . . .   31.53060  MNA
02/24/2000  1,100. . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  800. . . . . . .   31.53060  MNA
02/24/2000  700. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  250. . . . . . .   31.53060  MNA
02/24/2000  200. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  250. . . . . . .   31.53060  MNA
02/24/2000  150. . . . . . .   31.53060  MNA
02/24/2000  1,700. . . . . .   31.53060  MNA
02/24/2000  450. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  25 . . . . . . .   31.53060  MNA
02/24/2000  100. . . . . . .   31.53060  MNA
02/24/2000  50 . . . . . . .   31.53060  MNA
02/24/2000  1,100. . . . . .   31.53060  MNA
02/24/2000  550. . . . . . .   31.53060  MNA
02/24/2000  125. . . . . . .   31.18750  AAC
02/25/2000  100. . . . . . .   31.03020  MNA
02/25/2000  450. . . . . . .   31.03020  MNA
02/25/2000  800. . . . . . .   31.03020  MNA
02/25/2000  1,400. . . . . .   31.03020  MNA
02/25/2000  350. . . . . . .   31.03020  MNA
02/25/2000  200. . . . . . .   31.03020  MNA
02/25/2000  25 . . . . . . .   31.03020  MNA
02/25/2000  200. . . . . . .   31.03020  MNA
02/25/2000  350. . . . . . .   31.03020  MNA
02/25/2000  75 . . . . . . .   30.93750  MNA
02/25/2000  1,200. . . . . .   31.03020  MNA
02/25/2000  200. . . . . . .   31.03020  MNA
02/25/2000  250. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  500. . . . . . .   31.03020  MNA
02/25/2000  100. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  25 . . . . . . .   31.03020  MNA
02/25/2000  250. . . . . . .   31.03020  MNA
02/25/2000  250. . . . . . .   31.03020  MNA
02/25/2000  400. . . . . . .   31.03020  MNA
02/25/2000  250. . . . . . .   31.03020  MNA
02/25/2000  250. . . . . . .   31.03020  MNA
02/25/2000  100. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  2,900. . . . . .   31.03020  MNA
02/25/2000  12,100 . . . . .   31.03020  MNA
02/25/2000  1,000. . . . . .   31.03020  MNA
02/25/2000  200. . . . . . .   31.03020  MNA
02/25/2000  250. . . . . . .   31.03020  MNA
02/25/2000  100. . . . . . .   31.03020  MNA
02/25/2000  450. . . . . . .   31.03020  MNA
02/25/2000  8,200. . . . . .   31.03020  MNA
02/25/2000  2,200. . . . . .   31.03020  MNA
02/25/2000  2,000. . . . . .   31.03020  MNA
02/25/2000  800. . . . . . .   31.03020  MNA
02/25/2000  75 . . . . . . .   30.81250  AAC
02/25/2000  450. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  200. . . . . . .   31.06250  MNA
02/25/2000  1,900. . . . . .   31.03020  MNA
02/25/2000  100. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  500. . . . . . .   31.03020  MNA
02/25/2000  350. . . . . . .   31.03020  MNA
02/25/2000  700. . . . . . .   31.03020  MNA
02/25/2000  2,500. . . . . .   31.03020  MNA
02/25/2000  300. . . . . . .   31.03020  MNA
02/25/2000  150. . . . . . .   31.03020  MNA
02/25/2000  50 . . . . . . .   31.03020  MNA
02/25/2000  6,800. . . . . .   31.03020  EF
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  1,700. . . . . .   31.43590  MNA
02/28/2000  1,200. . . . . .   31.43590  MNA
02/28/2000  1,600. . . . . .   31.43590  MNA
02/28/2000  400. . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  7,100. . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  800. . . . . . .   31.43590  MNA
02/28/2000  1,000. . . . . .   31.43590  MNA
02/28/2000  450. . . . . . .   31.43590  MNA
02/28/2000  1,000. . . . . .   31.43590  MNA
02/28/2000  2,500. . . . . .   31.43590  MNA
02/28/2000  3,400. . . . . .   31.29040  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  400. . . . . . .   31.43590  MNA
02/28/2000  1,400. . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  200. . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  75 . . . . . . .   31.31250  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  200. . . . . . .   31.43590  MNA
02/28/2000  25 . . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  250. . . . . . .   31.43590  MNA
02/28/2000  550. . . . . . .   31.43590  MNA
02/28/2000  3,500. . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  300. . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  AAC
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  350. . . . . . .   31.43590  MNA
02/28/2000  1,300. . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  200. . . . . . .   31.43590  MNA
02/28/2000  200. . . . . . .   31.43590  MNA
02/28/2000  700. . . . . . .   31.43590  MNA
02/28/2000  1,000. . . . . .   31.43590  MNA
02/28/2000  250. . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  27,200 . . . . .   31.43590  MNA
02/28/2000  700. . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  300. . . . . . .   31.43590  MNA
02/28/2000  1,700. . . . . .   31.43590  MNA
02/28/2000  24,300 . . . . .   31.43590  MNA
02/28/2000  600. . . . . . .   31.43590  MNA
02/28/2000  350. . . . . . .   31.43590  MNA
02/28/2000  9,900. . . . . .   31.43590  MNA
02/28/2000  300. . . . . . .   31.43590  MNA
02/28/2000  250. . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  2,800. . . . . .   31.43590  MNA
02/28/2000  600. . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  600. . . . . . .   31.43590  MNA
02/28/2000  25 . . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  900. . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  2,200. . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  5,200. . . . . .   31.43590  MNA
02/28/2000  200. . . . . . .   31.43590  MNA
02/28/2000  1,100. . . . . .   31.43590  MNA
02/28/2000  800. . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  2,100. . . . . .   31.43590  MNA
02/28/2000  1,300. . . . . .   31.43590  MNA
02/28/2000  200. . . . . . .   31.43590  MNA
02/28/2000  700. . . . . . .   31.43590  MNA
02/28/2000  400. . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  25 . . . . . . .   31.43590  MNA
02/28/2000  50 . . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  150. . . . . . .   31.43590  MNA
02/28/2000  25 . . . . . . .   31.43590  MNA
02/28/2000  100. . . . . . .   31.43590  MNA
02/28/2000  250. . . . . . .   31.43590  MNA
02/28/2000  500. . . . . . .   31.43590  MNA
02/28/2000  500. . . . . . .   31.43590  MNA
02/28/2000  700. . . . . . .   31.43590  MNA
02/28/2000  250. . . . . . .   31.43590  MNA
02/28/2000  250. . . . . . .   31.43590  MNA
02/28/2000  300. . . . . . .   31.43590  MNA
02/29/2000  700. . . . . . .   31.81250  MNA
02/29/2000  300. . . . . . .   31.81250  MNA
02/29/2000  2,200. . . . . .   32.22900  MNA
02/29/2000  1,400. . . . . .   32.22900  MNA
02/29/2000  3,900. . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  2,400. . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  1,500. . . . . .   32.22900  MNA
02/29/2000  300. . . . . . .   32.22900  MNA
02/29/2000  300. . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  15,900 . . . . .   32.22900  MNA
02/29/2000  1,500. . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  800. . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  350. . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  3,100. . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  1,400. . . . . .   32.22900  MNA
02/29/2000  450. . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  25 . . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  450. . . . . . .   32.22900  MNA
02/29/2000  300. . . . . . .   32.22900  MNA
02/29/2000  450. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  800. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  225. . . . . . .   32.25000  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  1,400. . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.06250  MNA
02/29/2000  50 . . . . . . .   32.06250  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  1,000. . . . . .   32.22900  MNA
02/29/2000  1,200. . . . . .   32.22900  MNA
02/29/2000  600. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  350. . . . . . .   32.22900  MNA
02/29/2000  2,900. . . . . .   32.22900  MNA
02/29/2000  2,000. . . . . .   32.22900  MNA
02/29/2000  1,700. . . . . .   32.22900  MNA
02/29/2000  1,700. . . . . .   32.22900  MNA
02/29/2000  21,600 . . . . .   32.22900  MNA
02/29/2000  300. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  350. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  1,500. . . . . .   32.22900  MNA
02/29/2000  400. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  450. . . . . . .   32.22900  MNA
02/29/2000  6,500. . . . . .   32.22900  MNA
02/29/2000  1,200. . . . . .   32.22900  MNA
02/29/2000  350. . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  400. . . . . . .   32.22900  MNA
02/29/2000  500. . . . . . .   32.22900  MNA
02/29/2000  2,300. . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  1,600. . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  450. . . . . . .   32.22900  MNA
02/29/2000  300. . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  50 . . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  125. . . . . . .   31.62500  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  350. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  700. . . . . . .   32.22900  MNA
02/29/2000  100. . . . . . .   32.22900  MNA
02/29/2000  25 . . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  6,100. . . . . .   32.22900  MNA
02/29/2000  800. . . . . . .   32.22900  MNA
02/29/2000  600. . . . . . .   32.22900  MNA
02/29/2000  600. . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  1,700. . . . . .   32.22900  MNA
02/29/2000  300. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   32.22900  MNA
02/29/2000  200. . . . . . .   31.75000  MNA
02/29/2000  150. . . . . . .   32.22900  MNA
02/29/2000  250. . . . . . .   32.22900  MNA
02/29/2000  350. . . . . . .   32.22900  EF




/1/  All  transactions  were  effected  through  the  New  York  Stock Exchange.